Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our reports dated July 29, 2015, with respect to the consolidated balance sheets of Diageo plc as of June 30, 2015, and June 30, 2014, and the related consolidated income statements, and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488, 333-179426 and 333-202774)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338, 333-182315 and 333-206290)

/s/ KPMG LLP

London, England

11 August 2015